UNIT PURCHASE AGREEMENT

by and among

FORTUNE INDUSTRIES, INC.,

CARTER M. FORTUNE,

JOHN F. FISBECK,

WILLIAM T. LICKLITER,

LAWRENCE C. BAILLIERE

and

CHARMAINE HAYES

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this "Agreement") is entered into effective the ___ day of February, 2007 (“Effective Date”) by and among William T. Lickliter, Lawrence C. Bailliere and Charmaine Hayes (collectively “the Sellers”), Fortune Industries, Inc., an Indiana corporation ("the Buyer"), Carter M. Fortune (“Fortune”), and John F. Fisbeck (“Fisbeck”).

BACKGROUND

Precision Employee Management, LLC , an Arizona limited liability company d/b/a Checkmate Professional Employer (the “Company”) is in the business of providing personnel management services (including, but not limited to, benefits administration, payroll processing/administration, health and workmen’s compensation insurance management, personnel records management, employee liability management, testing and assessment services for management or employees, performance management, training and development services and human resources consulting services) and insurance brokerage services. The services provided by the Company are performed in the State of Arizona and are referred to in this Agreement as (the “Business”).

The parties hereto desire to provide for the acquisition by the Buyer of the Company through the sale by the Sellers to the Buyer of all the outstanding membership units of the Company, which are owned beneficially and of record by the Sellers, all on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.	ACQUISITION OF UNITS.

1.1   Sale and Purchase of Units of the Company. Subject to the terms and conditions of this Agreement, at the Closing (as herein defined), the Sellers shall sell, transfer and deliver to the Buyer all of the outstanding membership units of the Company (the “Units”), and the Buyer shall purchase the Units for the consideration set forth below.

Subject to the adjustments described in Section 1.3, the purchase price (the “Purchase Price”) for the Units shall consist of (a) One Million, One Hundred Thousand Dollars ($1,100,000.00) in cash, which shall be paid by wire transfer pursuant to instructions set forth in a document to be used at Closing detailing the deliveries and other related items necessary for the Closing (the "Closing Memorandum"), (b)two hundred fifty-eight thousand, eight hundred twenty-four and 00/100 (258,824) shares of the Buyer’s common stock (the “Common Stock”), and (c) subject to the following contingencies and conditions, forty seven thousand, fifty-nine and 00/100 (47,059) shares of the Buyer’s common stock (the “Contingent Stock”). The Buyer shall issue the Common Stock and Contingent Stock to the Sellers within fifteen (15) days of Closing. The Contingent Stock shall initially be unvested and the certificate for such shares shall be retained by the Buyer’s law firm, Drewry Simmons Vornehm, LLP, prior to vesting, if any. The Contingent Stock shall vest as follows: (i) one (1) share of Contingent Stock (up to a maximum of 47,059 shares) for each eight dollars and fifty cents ($8.50) of EBITDA (as defined below) in excess of eight hundred thousand dollars ($800,000.00) but not more than one million, two hundred thousand dollars ($1,200,000.00) attained by the Company during the period from February 1, 2007 to January 31, 2009 (the “Test Period”). If the Company does not attain EBITDA of at least eight hundred thousand dollars ($800,000.00) during the Test Period, none of the Contingent Stock shall vest. If the Company attains EBITDA of at least one million, two hundred thousand dollars ($1,200,000.00) during the Test Period, all of the Contingent Stock shall vest. Notwithstanding anything herein to the contrary: (i) if William T. Lickliter and Lawrence C. Bailliere are not employed by the Company on January 31, 2009 (except due to termination without cause by the Company (as defined in the Employment Agreements)), all of the Contingent Stock shall not vest and shall be returned to the Buyer; and (ii) if any of the Sellers are not employed by the Company on January 31, 2009 and either or both of Lawrence C. Bailliere and William T. Lickliter are employed by the Company on January 31, 2009, then the Contingent Stock that vests pursuant to the above-described formula shall be prorated among each of the Sellers based upon the number of months he/she is employed and his/her ownership percentage. For example, if William T. Lickliter and Charmaine Hayes were employed by the Company on January 31, 2009, and Lawrence C. Bailliere’s employment was terminated on January 31, 2008, the Sellers would be issued the shares of vested Contingent Stock in the following percentages: William T. Lickliter: 64.03%; Charmaine Hayes: 3.96% and Lawrence C. Bailliere: 32.01%.

EBITDA shall be defined as accrued earnings before any interest, income taxes, depreciation or amortization. In calculating accrued earnings and EBITDA, the Buyer shall allocate corporate overhead to the Company in an amount equal to two percent (2%) of sales (GAAP net revenues). The Buyer shall cause its outside accountant to calculate EBITDA as soon as reasonably possible after the conclusion of the Test Period. EBITDA shall be calculated in accordance with generally accepted accounting principles (GAAP) in a manner consistent with those principles used by the Buyer’s other subsidiaries engaged in similar businesses. The Buyer's calculation of EBITDA shall be final and binding upon the parties unless the Sellers object to such calculation within fifteen (15) days of the receipt thereof, in which case the Buyer and the Sellers shall exercise their respective best efforts to resolve such dispute within fifteen (15) days of the Sellers' objection. If the Buyer and the Sellers are unable to agree on a final calculation of EBITDA within this fifteen (15) day period, then the parties shall select a neutral accounting firm (the “Arbitrating Accounting Firm”) which shall make a final determination. In such case, each of the Buyer and the Sellers shall inform the Arbitrating Accounting Firm of their respective calculations of EBITDA, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by the Buyer, but if the Buyer prevails in such dispute, the Sellers shall reimburse the Buyer for the deposit. Upon a final calculation of EBITDA, the Buyer shall cause Drewry Simmons Vornehm, LLP to return the stock certificates representing the Contingent Stock to the Buyer and the Buyer shall promptly reissue new stock certificates representing the vested Contingent Stock, if any. Upon receipt, the Buyer shall cancel the shares representing the unvested Contingent Stock, if any.

1.2    Put Rights and Call Rights. Subject to the limitations and restrictions described below and applicable securities laws, each of the Sellers may, in his sole discretion, sell any or all of his Common Stock received by him pursuant to this Agreement to Fortune and Fisbeck and Fortune and Fisbeck shall purchase any of such Seller’s shares of Common Stock offered by such Seller. Fisbeck and Fortune may, in their sole discretion, purchase any or all of the Common Stock received by the Sellers pursuant to this Agreement and each of the Sellers shall sell any of such Seller’s shares of Common Stock requested by Fisbeck and Fortune. The obligations of Fortune and Fisbeck to purchase Common Stock pursuant to the put rights under this Agreement shall be joint and several. The put price per share shall be three and 75/100 dollars ($3.75). The call price per share shall be six dollars ($6.00). The Sellers may only exercise this put option and Fisbeck and Fortune may only exercise this call option (except as described in the next paragraph) during the thirty (30) day period that begins on February 1, 2009.

If, however, during the period February 1, 2008 to January 31, 2009, any of the Sellers desires to sell part or all of his Common Stock (the “Offered Shares”) in the open market, he shall notify Fisbeck and Fortune of his intent. Within seven (7) days of receipt of the written notice, Fisbeck and Fortune may elect in writing to exercise their call rights and purchase the Offered Shares at the call price. If Fisbeck and Fortune do not exercise their call rights, within seven (7) days of their receipt of the written notice from Seller(s), the Seller may, within thirty (30) days of the end of the seven (7) day notice period to Fisbeck and Fortune (the “Thirty Day Sales Period”), sell the Offered Shares in the open market. If the Seller does not sell the Offered Shares in the open market, within the Thirty Day Sales Period, the Offered Shares shall no longer be subject to the put rights but shall continue to be subject to the call rights. Except as provided in this paragraph, each of the Sellers shall retain all of his Common Stock until Fisbeck and Fortune exercise their call rights or their call rights expire.

Subject to the above restrictions, any closing on a sale of any or all of the shares of Common Stock to Fortune and Fisbeck shall occur within ninety (90) days of a party’s receipt of written notice from another party requesting exercise of his put or call option. The number of shares of Common Stock and Contingent Stock and the put/call price per share of the Common Stock shall be proportionately adjusted to reflect any stock dividend, stock split or share combination of Buyer’s common stock or any recapitalization of Buyer.

1.3   Purchase Price Adjustments. As of the Effective Date, the Company must have a net worth (total assets minus total liabilities determined in accordance with United States generally accepted accounting principles) of at least one hundred, forty nine thousand dollars ($149,000.00). If the Company does not have this minimum net worth, the Purchase Price shall be reduced dollar-for-dollar in an amount of the deficiency. Any reduction in the Purchase Price shall be implemented by each of the Sellers promptly returning the certificates representing the Common Stock to the Buyer. Upon receipt, the Buyer shall cause the original stock certificates to be cancelled and new certificates to be issued. The Common Stock shall be valued at $4.25 per share for the purpose of determining the number of shares to cancel and reissue. For example, if the actual net worth was $129,000.00, the certificates representing 258,824 shares would be cancelled and new certificates representing 254,118 shares would be reissued.

The Buyer shall cause its outside accountant to audit the Company’s books and records as soon as reasonably possible following closing. As part of the audit, the outside accountants will calculate the Company’s net worth as of the Effective Date in accordance with United States generally accepted accounting principles in a manner consistent with those principles used by the Buyer’s other subsidiaries engaged in similar businesses. The outside accountant’s calculation of the Company’s net worth shall be final and binding upon the parties unless the Sellers object to such calculation within fifteen (15) days of the receipt thereof, in which case, the Buyer and the Sellers shall follow the procedures described in Section 1.1(relating to a disagreement regarding EBITDA) to resolve the disagreement.

SECTION 2.	REPRESENTATIONS AND WARRANTIES REGARDING SELLERS.

Each of the Sellers hereby jointly and severally represents and warrants to the Buyer as follows:

2.1   Power and Authorization. Each of the Sellers has full capacity, legal right, power and authority to enter into and perform the Sellers' obligations under this Agreement and under the other agreements and documents (the "Sellers Transaction Documents") required to be executed and delivered by the Sellers prior to or at the Closing. This Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy. When executed and delivered as contemplated herein, and assuming enforceability thereof against all other parties, each of the Sellers Transaction Documents shall constitute the legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Sellers Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy.

2.2   Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will, after the giving of notice, lapse of time or otherwise (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which any Seller is subject or (ii) conflict with, result in a breach of, amend or modify, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, abandon, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness or other arrangement to which any Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

2.3   Ownership of the Units. The Sellers hold of record and own beneficially the Units set forth next to his or its name in Schedule 3.3 and the listed Units represent the entire ownership of the Company. Each Seller has the right and power to transfer and assign his or its Units, free and clear of any restrictions on transfer, claims, taxes, liens, security interests, encumbrances, options or other demands or liabilities. None of the Sellers is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any membership unit of the Company (other than this Agreement). Each Seller has the exclusive right, power and authority to vote the Units owned by that Seller and no Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to voting of any membership unit of the Company. The Sellers are the only Unit holders of the Company, and will remain and continue to be the only membership unit holders through the Closing Date and will not sell, pledge or otherwise transfer or assign any of their Units prior to the Closing Date.

2.4   Brokers. No person acting on behalf of any of the Sellers or the Company or under the authority of any of the Sellers or the Company except for Silva Capital Solutions is or will be entitled to any brokers' fee, finders' fee, consulting fee or any other commission or similar fee, directly or indirectly, from the Company in connection with any of the transactions contemplated by this Agreement. Any broker’s fee, finder’s fee, consulting fee or any other commission or similar fee shall be paid by the Sellers.

2.5   Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of the Sellers in connection with the transactions contemplated by this Agreement are in the same form as they were maintained by the Sellers, without alteration and are accurate and complete as to items in the custody of the Sellers.

2.6   Investment Representations and Covenants.

(a)   Each of the Sellers understands that the Common Stock and the Contingent Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the FDI Stock is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of the Buyer on such exemptions is predicated in part on each of the Sellers' representations, warranties, covenants and acknowledgments set forth in this Section 2.6.

(b)   Each of the Sellers represents and warrants that the Common Stock and the Contingent Stock to be acquired by him upon consummation of the transactions and/or conditions contemplated herein will be acquired by him for his own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder other than as contemplated by this Agreement, and that he will not distribute all or any portion of the Common Stock or the Contingent Stock in violation of the Securities Act.

(c)    Each of the Sellers acknowledges that the shares of the Common Stock and the Contingent Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

(d)    Each of the Sellers represents and warrants that he has such knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of his investment in the Common Stock and the Contingent Stock.

(e)    Each of the Sellers is in a financial position to afford to hold the Common Stock and the Contingent Stock indefinitely and each of the Sellers' financial condition is such that he is not presently under (and does not contemplate any future) necessity or constraint to dispose of the Common Stock or the Contingent Stock to satisfy any existing or contemplated debt or undertaking. Each of the Sellers recognizes that it may not be possible for him to liquidate his investment in the Common Stock or the Contingent Stock and, accordingly, he may have to hold the Common Stock and the Contingent Stock, and bear the economic risk of this investment, indefinitely.

(f)    Each of the Sellers understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the Common Stock or the Contingent Stock as an investment.

(g)    Each of the Sellers confirms that the Common Stock and the Contingent Stock was not offered to him by any means of general solicitation or general advertising, and that he has received no representations or warranties with respect to the Common Stock or the Contingent Stock other than those contained or described in this Agreement or in the Buyer's public filings.

(h)    Each of the Sellers acknowledges that he has been provided or that the Buyer has made available to him copies of the Buyer's most recent Form 10-K, Form 10-Q and any Form 8-Ks and Form 4s filed with the Securities and Exchange Commission since the most recent Form 10-Q was filed.

(i)     Each of the Sellers acknowledges that the Buyer has given him a reasonable opportunity to ask questions and receive answers concerning his receipt of the Common Stock and the Contingent Stock and to obtain any additional information which the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

2.7    No Litigation. There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of any of Sellers, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or which, if adversely determined, would have an adverse effect upon the ability of any of the Sellers to enter into or perform his obligations under this Agreement. No Seller has received any written request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

SECTION 3.	Representations and Warranties Regarding the Company

Each of the Sellers hereby jointly and severally represents and warrants to the Buyer as follows:

3.1    Organization and Good Standing. The Company is a limited liability company duly organized and validly existing under the laws of the State of Arizona and has all necessary corporate power and authority to carry on its business, to own and lease the assets which it owns and leases, and to perform all of its obligations. The Company is duly qualified to do business and is in good standing (if and to the extent the concept of good standing is recognized) under the laws of the State of Arizona.

3.2    No Conflicts.

(a)    The execution, delivery and performance of this Agreement and any other documents required to be executed and delivered by the Company at or prior to Closing (the “Company Transaction Documents”) do not and will not (with or without the passage of time or the giving of notice):

(i)    violate or conflict with the Articles of Organization or Operating Agreement (or other organizational documents) of the Company or any law binding upon the Company, if the violation of such law would have a material negative effect on the Company;

(ii)   violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which the Company is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to the Company or any of its assets; or

(iii)          result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Units, upon or with respect to the Company or any of the Company's assets.

(b)    Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by the Company in connection with the execution, delivery and performance of this Agreement and the Company Transaction Documents has been made or will be obtained or made prior to the Closing. There are no such consents, approvals, registrations, notifications, filings or declarations which have been obtained or made involving payment of premium or penalty by, or loss of benefit to, the Company as a result of entering into this Agreement, and upon consummation of the transactions contemplated by this Agreement, the Company will be entitled to continue to use all of the assets and properties now used by it in the same manner such assets and properties were used prior to Closing.

(c)    There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the actual knowledge of any of the Sellers, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or any of the Company Transaction Documents or which, if adversely determined, would materially interfere with the Company's ability to enter into or perform its obligations under this Agreement or any of the Company Transaction Documents. The Company has not received any written request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

3.3    Capitalization. Schedule 3.3 fully and accurately describes the authorized, issued and outstanding membership units and other securities of the Company. No person has any preemptive or other right with respect to any such equity interests or other securities. There are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Company (including, without limitation, the Units) or obligating the Company or any other person to purchase or redeem any such equity interests or other securities. The Units constitute all of the issued and outstanding membership units of the Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other laws.

3.4    Investments and Subsidiaries. The business of the Company is and has been conducted solely by and through the Company and by and through no other person or entity. The Company does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity.

3.5    Compliance with Laws. The Company is in compliance with all applicable domestic and foreign laws, and neither the Company nor any of the Sellers has received any notice, order or other written communication from any governmental agency or instrumentality of any alleged, actual or potential violation of or failure to comply with any law. All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted are in full force and effect without any default or violation thereunder by the Company or by any other party thereto. The Company has not received any notice of any claim or charge that the Company is in violation of or in default under any such Authorization. No proceeding is pending or, to the actual knowledge of any of the Sellers, threatened by any person to revoke or deny the renewal of any Authorization of the Company or the Sellers. The Company or any of the Sellers has not been notified in writing that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated herein any such Authorization may not be granted or renewed. All Authorizations necessary or required to complete the transactions contemplated herein have been obtained.

3.6    Litigation. There are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or, to the knowledge of the Sellers, affecting the Company or its business or assets, or its directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind. No pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the Company. To the knowledge of Sellers, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. There are no unsatisfied judgments, penalties or awards against or affecting the Company or its business, properties or assets.

3.7    Financial Statements. Schedule 3.7 contains the financial statements of the Company as of December 31, 2006 (the “Company Financial Statements"). The Company Financial Statements accurately and fairly present the financial condition and results of the operations of the Company as of the date thereof and for the period referred to in accordance with United States generally accepted accounting principles. Except as set forth in Schedule 3.7, as of the date of Closing, the Company will not have any liability or obligation of any nature that is not reflected in the Company Financial Statements, other than current liabilities arising in the ordinary course of business consistent with past practice, or otherwise disclosed in this Agreement or a Schedule attached hereto.

3.8    Company’s Business Operations. To the best of the Sellers’ knowledge, the Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Business or the conduct of the Business) which will materially and adversely affect the conduct of the Business subsequent to Closing.

3.9    Insurance. The Sellers provided to the Buyer each:

(a)    Insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) maintained by the Company with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing. The Company is not in default with respect to its obligations under any insurance policy maintained by it, and the Company has not been denied insurance coverage. To each of Sellers’ knowledge after reasonable investigation, the insurance coverage of the Company is carried with financially sound and reputable insurers, and is adequate and customary for corporations of similar size engaged in similar lines of business. Each policy issued to the Company recognized that the Company is a professional employer organization and not a temporary staffing agency. The Company has notified each insurer concerning the transaction described herein and each insurer has agreed that it will not terminate any existing policies due to the closing of the transaction described herein.

(b)    Each such self-insurance, retention, or co-insurance program to which the Company is a party remains in full force and effect as of Closing. The Company is not in default with respect to its obligations under any self-insurance, retention, or co-insurance program. The Company’s reserves, or segregated or escrowed accounts (including, but not limited to, those relating to the Company’s client benefit plans (medical, dental and short-term disability) workers compensation and employer practices) maintained for the purpose of any such self-insurance, retention, or co-insurance program are actuarially sound, exceed conservative benchmarks and are adequate for their intended purposes.

3.10         Permits, Consents.

(a)    Schedule 3.10(a) attached hereto and made a part hereof lists all material permits, registrations, licenses, franchises, authorizations, certifications and other approvals (collectively, the “Approvals”) that are necessary for the conduct of the Business. The Company has obtained all such Approvals, which are valid and in full force and effect and is operating in compliance therewith. Such Approvals include but are not limited to those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. All such Approvals will remain in full force and effect subsequent to the Closing Date for the applicable periods reflected in such Approvals.

(b)    No approval, consent, authorization, notification or exemption from or filing with any person or entity not a party to this Agreement (collectively, the “Consents”) is required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, including, without limitation, any Consent necessary to permit the Company’s continuation of the Business.

3.11         Collectibility of Accounts Receivable. All of the accounts receivable of the Company arose out of bona fide sales and deliveries of goods, performance of services or other business transactions and are valid and enforceable claims not subject to any setoffs or counterclaims and will be collectible in accordance with their terms within ninety (90) days of the Closing Date. The Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company, or from any of their respective spouses or family members (excluding travel advances).

3.12          Directors and Officers. All agreements with its managers, directors and officers are terminable at will by the Company and, there are no contracts, arrangements or agreements in place with any manager, director or officer which would require the payment of any severance or change of control payment.

3.13         Affiliate Agreements. Except as described on Schedule 3.13, there are no agreements, arrangements or understandings between the Company on the one hand and any of the Sellers or any present or former director, shareholder or officer of the Company or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"). All agreements and arrangements between the Company and all Related Parties are terminable by the Company upon written notice, without payment of penalty or premium of any kind. None of the Sellers has any claim or right against the Company.

3.14         Company Books. The copies of the Articles of Organization of the Company, as certified by the Secretary of State of its jurisdiction of organization, and of its Operating Agreement (or of its other comparable organizational documents), as certified by the Sellers, which have been delivered to the Buyer, are true, complete and correct and are in full force and effect as of the date hereof. The membership records of the Company fairly and accurately reflect the record ownership of all of its outstanding membership interests/Units. The minute books of the Company contain materially complete and accurate records of all meetings held of, and corporate action taken by, the members, the board of directors and each committee of the board of directors of the Company. All such minute books and membership records have been delivered to the Buyer.

3.15          Taxes. The Company has filed, or caused to be filed (on behalf of itself and all of its clients (to the extent required by any contract between the Company and its client)), all United States Federal tax returns and all other tax returns required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment against the Company (or its client, as applicable), except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and as to which no mortgage, pledge, security interest, hypothecation, assignment, encumbrance or preference, priority or other security agreement, preferential arrangement, lien, charge or deposit arrangement of any kind or nature whatsoever (a "Lien") exists (other than potential liens for taxes not yet due). No tax liens have been filed and no claims are being asserted with respect to any such taxes.

3.16         Employee Benefits.

(a)    Schedule 3.16(a) contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices, (whether or not employee benefit plans (“Employee Benefit Plans”) as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance, workman’s compensation insurance and scholarship programs maintained for the benefit of any present or former employees of the Company (including, but not limited to, the employees of each of the Company’s clients or customers) or to which the Company has contributed or is or was within the last three years obligated to make payments.

(b)            To the best of Sellers’ knowledge, with respect to each Employee Benefit Plan required to be listed on Schedule 3.16(a):

(i)     each Employee Benefit Plan has been administered in compliance with its terms, and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”));

(ii)    the Company has made or provided for all contributions required under the terms of such Plans;

(iii)           there have been no “prohibited transactions” (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan;

(iv)           there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or, to each of Sellers’ knowledge, threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans;

(v)    any plans intended to be “qualified” within the meaning of Section 401(a) of the Code have from their inception been so qualified, and any trust created pursuant to such plans are exempt from federal income tax under Section 501(a) of the Code and the Internal Revenue Service has issued such plans a favorable determination letter, which is currently applicable; and

(vi)   there is not any circumstance or event which would reasonably be expected to jeopardize the tax-qualified status of the plans or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

(c)    The Company does not maintain and has not ever maintained or been obligated to contribute to a “Multi-employer Plan” (as such term is defined by Section 4001(a)(3) of ERISA) or a money purchase plan or a defined benefit plan which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code.

(d)    With respect to each Employee Benefit Plan maintained by the Company, no unsatisfied liabilities to participants, the IRS, the United States Department of Labor (“DOL”), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan.

(e)    All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on Schedule 3.16(a) have been filed.

(f)     All employee benefit plans required to be listed on Schedule 3.16(a) may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

(g)    Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on Schedule 3.16(a) has been obtained and is in full force and effect and no funds held by or under the control of Sellers are plan assets.

(h)    The Company does not maintain any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee’s termination of employment.

(i)     The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; or (iii) result in any liability under Title IV of ERISA or otherwise.

(j)     The Company has not improperly classified any employees as leased employees or independent contractors under federal or state law.

(k)    The Company has complied in all material respects with the privacy provisions of the Health Insurance Portability and Accountability Act of 1996.

(l)     With respect to each Employee Benefit Plan, the Company has made available for inspection by the Buyer true, complete and correct copies of (to the extent applicable):

(i)     all documents pursuant to which the Plan is maintained, funded and administered,

(ii)    the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments),

(iii)   the most recent financial statements,

(iv)   the most recent actuarial valuation of benefit obligations,

(v)    the most recent summary plan description provided to participants, and

(vi)   the most recent determination letter received from the IRS.

With respect each Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Company December Balance Sheet. None of the Plans has any unfunded liabilities which are not reflected on the Company December Balance Sheet.

3.17          Material Agreements. The Company is not a party to any agreement or instrument or subject to any other restriction which is reasonably expected to have a material adverse effect on the Company. The Company is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in (a) any agreement to which it is a party which default could reasonably be expected to have a material adverse effect on the Company or (b) any agreement or instrument evidencing or governing indebtedness.

3.18          Ownership of Properties. Except as disclosed on Schedule 3.18, ("Permitted Liens") on the date of this Agreement, the Company has good title, free and clear of all liens other than Permitted Liens, to all of its respective assets.

3.19          Intellectual Property.

(a)    Except as otherwise disclosed on Schedule 3.19(a), the Company has exclusive ownership of, or valid license or authority to use, all United States and foreign patents, patent applications, copyrights, licenses, trademarks, trademark applications and registrations, service marks, trade or product names, company names (including, but not limited to “Checkmate”) and logos (collectively, "Intellectual Property") used in the Business as presently conducted. Prior to closing, the Company shall pay the license or franchise fee, execute any documents and take any other actions that are necessary to ensure that the Company has the fully paid-up right to use the name “Checkmate” during the period March 1, 2007 to February 28, 2008. Schedule 3.19(a) contains a correct and complete list of the Company's United States and foreign patent, trademarks and copyrights, both registered and pending.

(b)    All licenses or other agreements under which the Company is granted rights in any of the Intellectual Property are in full force and effect and there is no material default by any party thereto.

(c)    To the best of Sellers’ knowledge, the Company's use of any Intellectual Property does not infringe in any material respect on any rights of any other person and the Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer or any past or present employee of the Company.

3.20          Real Property. Schedule 3.20 describes each interest in real property owned or leased by the Company, including the location and a brief description thereof. The Company owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements listed in Schedule 3.20, in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance not shown on Schedule 3.20. All governmental permits, approvals and licenses required in connection with the use by the Company of the real property leased by the Company and all improvements thereon and the conduct of the Company’s business thereon have been duly obtained, are in full force and effect and no proceedings are pending or, to Sellers’ knowledge, threatened which could reasonably be expected to lead to a revocation or other impairment of any thereof.

3.21          List of Properties, Contracts, etc. Schedule 3.21 lists or adequately describes the following:

(a)    The Company’s fixed asset depreciation schedule, which schedule accurately represents the fixed assets owned by the Company.

(b)    A list of all assets leased by the Company which list accurately represents the assets leased by the Company.

(c)    Each outstanding loan or advance (excluding advances to employees for ordinary and necessary business expenses made in the ordinary course of business) by the Company to any person (including Sellers and any director, officer, employee or shareholder of the Company).

(d)    Each policy and binder of insurance, (including, without limitation, property, casualty, liability, life, health, accident, workers’ compensation and disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premium is paid directly or indirectly by the Company.

(e)    Each outstanding power-of-attorney or similar power granted by the Company for any purpose whatsoever.

(f)    Each evidence of indebtedness, note, advance, guaranty or letter of credit entered into, issued or to be issued, contingently or otherwise, by or for the benefit of the Company, and all loan and other agreements relating thereto, which are not released at Closing.

(g)    Each restriction, deed of trust, pledge, lien, security interest or other charge, claim and encumbrance of any nature relating to or affecting any of the assets or properties of the Company.

(h)    Each bank or other financial institution in which the Company has a deposit account, line of credit or safe deposit box, the relevant account or other identifying number, and the names of all persons authorized to act or deal in connection therewith.

3.22          Contracts. Attached as Schedule 3.22 is a copy of each material contract, agreement and commitment to which the Company is a party or by which it or its assets are bound. Each contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the Company and, to the knowledge of each of Sellers, the other parties thereto, each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor’s rights in general, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). The Company has performed all obligations required to be performed by it under each such contract, agreement and commitment as of the Closing Date, and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by the Company or, to the knowledge of each of Sellers, by any other party thereto. Each other party to each contract, commitment and agreement has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing. Without limiting the foregoing, the Company has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument by which the Company provides its primary services and benefits (“Professional Services Agreement”); and (e) with respect to the Professional Services Agreements with clients of the Company,

(i)    no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company;

(ii)   the Company does not have any present expectation or intention of not fully performing all obligations under its Professional Services Agreements; and

(iii)   the Company has no knowledge of any breach or anticipated breach by the other parties to any Professional Services Agreement.

3.23          Worksite Employees. Except as described on Schedule 3.23, with respect to any client of the Company, and with respect to any employee physically located at a client of the Company (“Worksite Employees”), to the best of each of Sellers’ knowledge there is not:

(a)    any applicable collective bargaining agreement or relationship with any labor organization;

(b)    any labor organization or group of employees who has filed any representation petition against or made any written or oral demand of the Company or any of its clients for recognition;

(c)    any pending or threatened union organizing efforts that might impose collective bargaining obligations on the Company or its clients;

(d)    any labor strike, work stoppage, slowdown, or other material labor dispute has occurred;

(e)    any employment-based charge, complaint, grievance, investigation, inquiry or obligation of any kind, served against the Company or threatened, relating to an alleged violation or breach by the Company of any law, regulation or contract;

(f)     any employee of the Company or of any client having committed any act or omission giving rise to liability against the Company.

(g)    any plant closing or layoff of Worksite Employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance and no such action will be implemented without advance notification to Buyer;

(h)    any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under environmental or safety requirements for Worksite Employees, including, but not limited to:.

(i)     any underground storage tanks or surface impoundments;

(ii)    any asbestos-containing materials in any form or condition;

(iii)   any materials or equipment containing polychlorinated biphenyls; or

(iv)   any hazardous substance located at any client site or to which any Worksite Employee is or has been exposed.

3.24   Liability. To the best of Sellers’ knowledge, there is no liability or obligation of the Company (or of Buyer as successor) resulting from liability claims, (whether based in tort, contract or otherwise) relating to any services or products provided by the Company on or prior to the Closing Date.

3.25   Material Adverse Change. Except as described on Schedule 3.25, since September 30, 2006, the Company has carried on its business only in the ordinary course consistent with past practice and there has been no:

(a)    declaration or payment of any dividend or other distribution or payment in respect of the membership interests/units of Company or any repurchase or redemption of any such membership interests/units;

(b)    payment by Company of any bonus or increase of any compensation payable to any member, director, officer or employee or entry into (or amendment of) any written employment, severance or similar agreement with any member, director, officer or employee;

(c)    adoption of or change in any employee benefit plan;

(d)    damage, destruction or loss to any material tangible asset or property of Company whether or not covered by insurance;

(e)    the sale, assignment, conveyance, lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of Company;

(f)    incurrence or repayment of any liability or obligation (whether absolute or contingent) to any officer, director or member of Company or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, to any other person or any discharge or satisfaction of any material lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice;

(g)    write-down or write-off of the value of any asset (including, but not limited to accounts receivable), or any cancellation or waiver of any other claims or rights;

(h)    any material change in the business or operations of Company or in the manner of conducting the same or entry by Company into any material transaction, other than in the ordinary course of business;

(i)     any change in the accounting methods, principles or practices followed by Company or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves or expenditures); or

(j)     agreement, whether or not in writing, to do any of the foregoing by Company.

3.26         Accuracy of Information. No representation or warranty by the Sellers contained in this Agreement or in a Schedule attached hereto contains any material misstatement of fact or omits to state a material fact or any material fact necessary to make the statements contained therein not misleading.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

4.1    Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

4.2    Power and Authorization. The Buyer has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be executed and delivered by it prior to or at the Closing. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor’s rights in general, and except that the enforceability of the Buyer Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy. When executed and delivered as contemplated herein, and assuming enforceability thereof against all other parties, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor’s rights in general, and except that the enforceability of the Buyer Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy.

4.3    No Conflicts.

(a)    The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

(i)     violate or conflict with the Buyer’s Articles of Incorporation, or Bylaws of the Buyer or any law binding upon the Buyer;

(ii)    violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which the Buyer is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to the Buyer, its assets or any of its Affiliates’ assets; or

(iii)    violate any resolution adopted by the board of directors or stockholders of the Buyer.

(b)    Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by the Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been obtained or made, or will be obtained or made prior to the Closing.

(c)    There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of the Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have a material adverse effect upon the ability of the Buyer to enter into or perform its obligations under this Agreement or any such other agreements or instruments. The Buyer has not received any written request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

4.4    Accuracy of Filings. All publicly-available filings made by the Buyer with the Securities and Exchange Commission since September 1, 2000 are true and complete in all material respects, do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.5    Compliance With Securities Law. The shares of the Common Stock and the Contingent Stock to be issued to the Sellers will be fully issued, non-assessable, valid and outstanding as of the Closing. The Common Stock and the Contingent Stock will be validly issued in reliance upon an exemption from registration under, and in material compliance with, applicable federal and state securities laws, including without limitation the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended.

4.6    Brokers. No person acting on behalf of the Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

4.7    Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement are in the same form as maintained by the Buyer internally, without alteration, and are accurate and complete as to items in the custody of the Buyer in all material respects.

SECTION 5.	CLOSING.

5.1    Time and Place of Closing. The closing of this Agreement (the “Closing”) shall take place on or before February 13, 2007, at the offices of Drewry Simmons Vornehm, LLP, 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240, commencing at 10:00 a.m. local time or at such other date, time or place as may be agreed to by the Buyer and the Sellers (the "Closing Date"). The Closing shall be effective on the Effective Date except as otherwise specified in this Agreement.

5.2    Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

(a)    the Sellers shall deliver, or shall cause to be delivered, to the Buyer the following:

(i)     certificates representing all of the Units, duly endorsed for transfer or with stock powers affixed thereto, executed in blank in proper form for transfer;

(ii)    resignations, effective as of the Closing Date, of each director, manager and officer of the Company, other than those specified in writing by Buyer.

(iii)    the Company's Articles of Organization certified as of a recent date by the Secretary of State of Arizona and by the Secretary of the Company, and the Company's Operating Agreement (or similar document in foreign jurisdictions) certified by the Sellers, each including any and all amendments to date;

(iv)   a Certificate of Existence (or similar document in Arizona) of a recent date for the Company, certified by the appropriate governmental agency;

(v)    the original minute books and membership Unit transfer and record books of the Company as they exist on the Closing and such of its files, books and records as the Buyer may reasonably request;

(vi)   a counterpart, duly executed by each of the Sellers, of the Employment Agreements between the Company and each of the Sellers, in substantially the form of that attached hereto as Exhibit A;

(vii)          a counterpart, duly executed by Venture Investment Properties, LLC of a lease between the Company and Venture Investment Properties, LLC, in substantially the form of that attached hereto as Exhibit B; and

(viii)         such other documents and instruments as the Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

(b)    the Buyer shall deliver, or shall cause to be delivered, to the Sellers the items described below:

(i)    wire transfers of immediately available funds in the aggregate amount of One Million, One Hundred Thousand Dollars ($1,100,000.00) in the amounts and to the accounts specified by the Sellers in the Closing Memorandum;

(ii)    stock certificates representing the Common Stock and the Contingent Stock (to be issued within fifteen (15) days of the Closing Date);

(iii)   a copy of the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance by the Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by the Secretary or an Assistant Secretary of the Buyer;

(iv)   a counterpart, duly executed by the Company, of the Employment Agreements between the Company and each of the Sellers, in substantially the form of that attached hereto as Exhibit A;

(v)    a counterpart, duly executed by the Company, of the lease between the Company and Venture Investment Properties, LLC, in substantially the form of that attached hereto as Exhibit B; and

(vi)   such other documents and instruments as the Sellers may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

SECTION 6.	CONFIDENTIAL INFORMATION.

For purposes of this Agreement, "Confidential Information" shall be deemed to include all information and materials with respect to the Business, including, but not limited to, all proprietary information, specifications, models, diagrams, flow charts, videotapes, audio tapes, forms, data structures, graphics, other original works of authorship, product plans, technologies, formulas, trade secrets, trade names or proposed trade names, know how, ideas, marketing materials, lists of potential or actual customers, contracts, pricing information, financial information, business plans and strategies, and other financial and intellectual property with respect to the Business.

Except as authorized in writing by the Buyer or in order to perform their obligations, responsibilities and/or duties as employees of the Buyer, any of its Affiliates or the Company (after the Closing), as the case may be, each of the Sellers shall not for a period of five (5) years after the date of this Agreement, disclose, communicate, publish or use for the benefit of himself or any third party any Confidential Information received, acquired, or obtained with respect to the Business. Each of the Sellers also agrees that: (a) the Confidential Information will be held in confidence by each of the Sellers using the same degree of care, but no less than a reasonable degree of care, as each of the Sellers uses to protect his own confidential information of a like nature; (b) he will take such steps as may be reasonably necessary to prevent disclosure of the Confidential Information to others; and (c) in the event each of the Sellers is legally required to disclose any portion of the Confidential Information, each of the Sellers shall promptly notify the Buyer so that the Buyer may take steps to protect its Confidential Information.

The obligations of this Section 6 shall not apply with respect to any particular portion of Confidential Information which: (a) is in the public domain; (b) entered the public domain through no fault of any of the Sellers; or (c) was rightfully communicated by a third party to any of the Sellers free of any obligation of confidence.

In no event shall any of the Sellers be deemed by virtue hereof to have acquired any right or interest in or to the Confidential Information.

SECTION 7.	NON-COMPETITION.

For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole and absolute discretion) each of the Sellers shall not, directly or indirectly, for himself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, investor, employee, officer, director, manager, trustee, agent or in any other capacity:

(a)    solicit, participate or aid in the solicitation of orders for any Restricted Products or Services, or perform or sell any Restricted Products or Services to any of the Company's customers who were serviced by any of the Sellers, solicited by any of the Sellers or who became customers of the Company as a result of any actions taken by any of the Sellers;

(b)    solicit, participate or aid in the solicitation of, or perform or sell any Restricted Products or Services to any of the Company's customers who were customers, or had an ongoing business relationship with the Company, at any time during the three (3) year period preceding the Closing Date;

(c)    contact, or aid or participate in the contact, including allowing the use of any of the Sellers’ names in connection with the contact of, any of the Company's customers who were customers, or had an ongoing business relationship with the Company, at any time during the three (3) year period preceding the Closing Date, for the purpose of diverting their purchases of any Restricted Products or Services from the Company;

(d)    perform any Restricted Products or Services for any of the Company’s customers who were customers, or had an ongoing business relationship with the Company at any time during the three (3) year period preceding the Closing Date;

(e)    solicit or contact or aid or participate in the contact, including allowing the use any of the Seller’s names in connection with the contact of, the Company’s employees, for the purpose of inducing them to terminate their employment with the Company; or

(f)     engage in, conduct, promote, or participate in either as an owner, investor, employee, officer, director, manager, trustee, agent, or in any other capacity whatsoever, a business in competition with the Company in the sale and offering of any Restricted Products or Services either directly or indirectly. The prohibitions and covenants enumerated in this Section 7(f) shall bind each of the Sellers in the following geographic area: The City of Tucson, Arizona and the area within one hundred and fifty (150) miles of Tucson, Arizona.

"Restricted Products and Services" shall be defined as any of the following: (i) providing products and services in the areas of personnel management services (including, but not limited to, benefits administration, payroll processing/administration, health and workmen’s compensation insurance management, personnel records management, employee liability management, testing and assessment services for management or employees, performance management, training and development services and human resources consulting services); (ii) providing insurance brokerage services; or (iii) providing any of the services or products that were provided by the Company during the three (3) year period preceding the Closing Date.

Notwithstanding anything to the contrary herein, nothing herein shall prohibit Sellers, or any individual Seller, from establishing and operating a payroll service during the period commencing on the date of termination of such Seller’s Employment Agreement so long as the payroll service is not offered (i) by, through or on behalf of a Professional Employer Organization; (ii) to any of the Company’s customers, who were customers, or had an ongoing business relationship with the Company, at any time during the three (3) year period proceeding the date of termination of such Seller’s Employment Agreement; or (iii) by, through or on behalf of a group or entity in which William T. Lickliter and Lawrence C. Bailliere is an owner, investor, employee, officer, director, manager, trustee, agent or in any other capacity whatsoever.

For purposes of this Agreement, “Professional Employer Organization” means any business in any entity or individual form which offers as part of its products or services temporary staffing, co-employment, or leasing of employees.

The Buyer and each of the Sellers agree that due to the nature of the Company’s business and the scope of its operations, and due to the nature of each of the Sellers’ position within the Company and his access to and knowledge of Confidential Information of the Company, and in further consideration of the Buyer’s, and the Company’s legitimate protectible interests in a highly competitive business environment, the covenants and restrictions, placed on each of the Sellers’ ability to engage in any activity competitive with the Company, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. Each of the Sellers further acknowledges and agrees that the breadth of such restrictions is reasonable because he has become acquainted with the affairs of the Company, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and other information proprietary to the Company. Each of the Sellers acknowledges and agrees that the Buyer and the Company have a need to protect, through the above restrictions, each of the foregoing interests, the Company’s goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets.

The Buyer and each of the Sellers agree that in the event of a breach of any of the covenants and prohibitions contained in Sections 6 or 7 by any of the Sellers, the Buyer shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

(a)    These covenants shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by any of the Sellers against the Buyer, or Buyer against Sellers, or any of them, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants or this Agreement by the Buyer or Seller(s);

(b)    In the event of a violation of any of these covenants, the terms of all covenants shall be automatically extended for a period equal to the violation and the Buyer shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of these covenants;

(c)    Each covenant is separate and distinct from every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope, duration and territorial restrictions herein are reasonable and necessary for the protection of the Buyer, in the event a Court should consider the scope, duration or territory too extensive, the Court shall modify the provisions so as to be valid and fully enforceable for the maximum scope, duration and territory (but never for a larger scope, longer period or larger territory than set forth above) as the Court shall find to be reasonable, necessary, valid and legally enforceable;

(d)    These covenants are reasonable and necessary for the protection of the Buyer’s business interests, that irreparable injury will result to the Buyer if any of the Sellers breaches any of these covenants, and that in the event of actual or threatened breach of any of these covenants, the Buyer will have no adequate remedy at law. Each of the Sellers accordingly agrees that in the event of any actual or threatened breach by him of any of these covenants, the Buyer shall be entitled to immediate temporary injunctive and other equitable relief, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

(e)    The Buyer would not have entered into this Agreement but for each of the Sellers’ agreement (i) to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Sections 6 and 7 hereof, (ii) that the scope, duration and territorial restrictions of these covenants are reasonable; and (iii) to be bound by and comply with the terms and conditions of his/her Employment Agreement.

SECTION 8.	INDEMNIFICATION

8.1    Indemnification by the Sellers. Each of the Sellers shall, jointly and severally, indemnify and hold the Buyer and its successors and assigns harmless from and against any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys’ fees and disbursements ("Damages"), which the Buyer or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any misrepresentation or breach of any representation or warranty of any of the Sellers made in or pursuant to this Agreement or a Schedule attached hereto; or (b) any breach or nonfulfillment of any covenant or obligation of any of the Sellers contained in this Agreement or a Schedule attached hereto.

8.2    Indemnification by the Buyer. The Buyer shall indemnify and hold the Sellers and each of their successors, heirs and assigns harmless from and against any and all Damages which the Sellers or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any misrepresentation or breach of any representation or warranty of the Buyer made in or pursuant to this Agreement; or (b) any breach or nonfulfillment of any covenant or obligation of the Buyer contained in this Agreement.

8.3    Inter-Party Claims. Any party seeking indemnification pursuant to this Section (the "Indemnified Party") shall promptly notify in writing the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party’s assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall upon reasonable written request give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior reasonable written notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto. Any disputes regarding inter-party claims that cannot be settled by the parties shall be submitted to arbitration pursuant to Section 10.6 of this Agreement.

8.4    Third Party Claims.

(a)    Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates. The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) business days after the receipt of any such notice, to undertake the defense of such claim with counsel reasonably acceptable to the Indemnified Party, or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party’s rights under this Section 8.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

(b)    The election by the Indemnifying Party, pursuant to Section 8.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

(c)    Except as expressly provided herein, the Sellers shall have no rights, hereunder or otherwise, to indemnification or contribution from the Company with respect to any matter occurring prior to or on the Effective Date, including, without limitation, any inaccuracy in or breach of any representation or warranty of the Company made in or pursuant to this Agreement, or any breach or nonfulfillment of any covenant or obligation of the Company contained in this Agreement, and the Sellers hereby irrevocably release the Company from any liability for any such claim.

(d)    Buyer and Company shall have no rights, hereunder or otherwise, to indemnification or contribution from Sellers, or any of them, with respect to any matter occurring after the Effective Date, from any source, including, Third Party Claims, arising from Company’s and or Buyer’s (or any assignee thereof) operation of the Business after the Effective Date (unless such matter is caused by the gross negligence or wilful misconduct of such Seller).

(e)    The indemnification obligations of the parties contained herein are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered by the indemnifications.

SECTION 9.	TAX RETURNS

The Buyer and the Sellers shall cooperate fully, as and to the extent required by any other party, in connection with the preparation and filing of the Short-Year Return (for the period January 1, 2007 to the Effective Date), and in connection with any audit, litigation or other proceeding with respect to the Short-Year Return.

SECTION 10.	MISCELLANEOUS.

10.1          Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated.

10.2          Further Assurances. Each party hereto shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the ownership of the Company to the Buyer.

10.3          Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all legal and accounting fees, transfer, sales, use, documentary and similar taxes and recording and filing fees, incurred in connection with the transactions contemplated herein on behalf of the Sellers or the Company prior to Closing shall be paid by the Sellers and not by the Company.

10.4         Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To the Sellers:
Lawrence C. Bailliere
6640 N. St. Andrews Dr.
Tucson, AR 85718

With a copy to:
Paul A. Relich, Esq.
Law Offices of Paul A. Relich, P.C.
8230 E. Broadway Blvd, Suite E-8
Tucson, AR 85710

To the Buyer:
Fortune Industries, Inc.
Attention: CEO
6402 Corporate Drive
Indianapolis, IN 46278
Fax No.: 317-532-1376
With a copy to:
Robert J. Milford
Drewry Simmons Vornehm, LLP
8888 Keystone Crossing, Suite 1200
Indianapolis, IN 46240
Fax: (317) 580-4855

10.5         Assignment and Benefit.

(a)    The Buyer may assign this Agreement in whole or in part to any subsidiary or to any person which becomes a successor in interest (by purchase of assets or membership interests, or by merger, or otherwise) to the Buyer; provided, however, that, notwithstanding any such assignment, the Buyer shall remain liable for its obligations hereunder; and provided further, that any such assignment shall not enlarge or expand in any manner any of the Sellers’ obligations or liabilities under this Agreement or any related instrument or agreement, executed by the Sellers in connection with this Agreement beyond those obligations or liabilities that the Sellers would have absent such assignments. The Sellers shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of the Buyer. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

(b)    This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

10.6   Arbitration.

(a)    All disputes arising out of or relating to this Agreement, the Company Transaction Documents, the Sellers Transaction Documents, or the Buyer Transaction Documents, including any dispute related to the parties’ obligations set forth in Section 8 hereof (Indemnification), which cannot be settled by the parties shall promptly be submitted to and determined by binding arbitration in Indianapolis, Indiana by three (3) arbitrators (one selected by the Sellers, one selected by the Buyer and one selected by the two previously selected arbitrators), and the matter shall be decided by those arbitrators pursuant to a procedure agreed upon by the parties, or, in the absence of an agreement with in thirty (30) days of a demand for arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect on the date that the demand for arbitration is given; provided that nothing herein shall preclude either party from seeking, in any court of competent jurisdiction, injunctive relief or other equitable remedies in the case of any breach or threatened breach by the Sellers of Sections 6 or 7 hereof. The decision of the arbitrators shall be final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction; provided, however, that errors of law may be appealed to a court of competent jurisdiction for review.

(b)    Any demand for arbitration shall include detail sufficient to establish the nature of the dispute (including claims asserted and the material issues with respect thereto) and shall be delivered to the other party concurrently with delivery to the arbitrators or the AAA, as applicable. Discovery shall be allowed pursuant to the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c)    The arbitrators' decision shall be in writing, and shall describe in detail the legal reasoning adopted by the arbitrator in support of the decision. In rendering a decision, the arbitrators shall follow the substantive law of the State of Indiana, and shall not use equitable or other principles which would permit the arbitrators to ignore this Agreement, the Company Transaction Documents, the Sellers Transaction Documents, the Buyer Transaction Documents or the law of the State of Indiana.

10.7          Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment, modification, extension or waiver shall be in writing and signed by all parties hereto. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

10.8         Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Indiana (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Nothing contained herein or in the Company Transaction Documents, the Sellers Transaction Documents, or the Buyer Transaction Document shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any other party of any of its obligations hereunder.

10.9         Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

10.10       Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

10.11        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument.

10.12       Entire Agreement. This Agreement, together with the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Units and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Units, it being understood and agreed that neither the Buyer or the Sellers shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

10.13       Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14       Knowledge. All references in this Agreement to Seller’s knowledge respecting a particular matter shall conclusively be deemed and presumed to include, without limitation, all facts, circumstances and conclusions known to the Company. Each reference to “knowledge” made in this Agreement shall refer to the actual knowledge of the officers, directors and managers of the party to which the reference relates and to the knowledge a prudent individual/entity could be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation.

10.15        Certain Obligations and Rights Hereunder Are Independent. Buyer, Fortune and Fisbeck recognize and agree that because Sellers are three (3) individuals, to wit, William T. Lickliter, Lawrence C. Bailliere and Charmaine Hayes ( each an "Individual Seller"), that certain obligations and rights due to and from each Individual Seller hereunder are independent of those owed to or from any other Individual Seller, and that therefore any alleged failure of any Individual Seller to perform any obligation in Sections 6, 7 or 8.4(d) of this Agreement, or in his/her Employment Agreement, shall not affect the obligation(s) of Buyer, Fortune and or Fisbeck under this or any other agreement, owed to any non breaching Individual Seller(s). Similarly, in the event of any breach of Sections 6, 7 or 8.4(d) of this Agreement by any Individual Seller(s), the non breaching Individual Seller(s) shall have no indemnification obligations to Buyer or Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.

FORTUNE INDUSTRIES, INC.

By:

Carter M. Fortune

John F. Fisbeck

William T. Lickliter

Lawrence C. Bailliere

Charmaine Hayes

SIGNATURE PAGE FOR UNIT PURCHASE AGREEMENT BY AND AMONG FORTUNE INDUSTRIES, INC., CARTER M. FORTUNE, JOHN F. FISBECK, WILLIAM T. LICKLITER, LAWRENCE C. BAILLIERE AND CHARMAINE HAYES.